                                                                       Exhibit 2

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            NATIONAL CITY CORPORATION

                                       and

                            FIDELITY BANKSHARES, INC.

                            dated as of July 26, 2006

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of July 26, 2006 (this "Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Fidelity Bankshares, Inc., a Delaware corporation ("Fidelity"). National City and Fidelity are sometimes referred to herein collectively, as "Parties", and each, as a "Party".

     WHEREAS, National City and Fidelity have each determined that it is in the best interests of their respective stockholders for Fidelity to merge with and into National City (the "Merger") with National City the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the respective boards of directors of National City and Fidelity have each approved this Agreement and the Merger and the consummation of the transactions contemplated hereby and have approved the execution and delivery of this Agreement; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and hereby is adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the Parties hereby agree as follows:

                         I. DEFINITIONS; INTERPRETATION

     1.1 Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the following meanings ascribed to them in this Section 1.1:

          "Action" means any claim, action, suit, arbitration, inquiry, hearing, investigation or proceeding by or before any Governmental Authority.

          "Adjustment Price" means $25.88.

          "Affiliate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Aggregate Merger Consideration" is the sum of (i) the product of (A) the Fidelity Conversion Shares multiplied by (B) $39.50 plus (ii) the product of (A) the Fidelity Conversion Shares multiplied by (B) the Stock Exchange Ratio multiplied by (C) the Market Price.

          "Appraisal Rights" are those rights granted pursuant to Section 262 of the DGCL.

          "Associate" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.


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

          "BHCA" means the Bank Holding Company Act of 1956, as amended through the date hereof.

          "Business Day" means any day excluding Saturdays, Sundays and any other days on which The Federal Reserve Bank of Cleveland is closed.

          "Cash Exchange Ratio" means $39.50, except if the Market Price falls below the Adjustment Price, the Cash Exchange Ratio shall be calculated as follows:

            Aggregate Merger Consideration-(Stock Conversion Shares x
                       StockExchange Ratio x Market Price)
            ---------------------------------------------------------
            (2 x Fidelity Conversion Shares)-Stock Conversion Shares

          "Claim" shall mean a claim, demand, assessment, Governmental Order, Action or settlement involving an Indemnifiable Loss.

          "Commission" means the United States Securities and Exchange
     Commission.

          "Confidentiality Agreement" means the letter agreement dated June 23, 2006 between National City and Fidelity.

          "Control" (including the term "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "Disclosure Letters" means the Fidelity Disclosure Letter and the National City Disclosure Letter, collectively.

          "Dissenting Shares" means shares of Fidelity Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to the shares pursuant to Section 262 of the DGCL.

          "Environmental Law" means any Law relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.
     Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42


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     U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C.
     Section 300f, et seq.; and all comparable state and local Laws respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to the release of any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended through the date hereof and the rules and regulations promulgated thereunder.

          "Federal Approval Date" means the day the FRB issues an order approving consummation of the Merger.

          "Fidelity Common Stock" means the common stock, par value $.10 per share, of Fidelity.

          "Fidelity Conversion Shares" means the quotient resulting from dividing (i) the difference of (A) the number of issued and outstanding shares of Fidelity Common Stock immediately prior to the Effective Time less (B) the number of shares cancelled or retired pursuant to Section 3.1(a)(ii) of this Agreement divided by (ii) two (2).

          "Fidelity Disclosure Letter" means a letter delivered by Fidelity to National City on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of Fidelity contained in this Agreement. The Fidelity Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. The matters expressly disclosed in the Fidelity Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the Fidelity Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

          "Fidelity Federal Bank & Trust" means Fidelity Federal Bank & Trust, a federally chartered savings bank and a wholly-owned Subsidiary of Fidelity.

          "FRB" means the Federal Reserve Board.

          "Governmental Authority" means (i) any United States federal, state or local government, governmental, regulatory or administrative authority, agency, panel instrumentality, political subdivision, branch, department, official, entity or commission, (ii) any court, tribunal, or judicial or arbitral body or (iii) governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive,


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     judicial, legislative, police, regulatory or taxing authority or power of any nature pertaining to government.

          "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended through the date hereof, and the rules and regulations thereunder.

          "Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local Laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance;
     (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls (PCBs) in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes;
     (vi) industrial, nuclear or medical by-products; (vi) any lead based paint or coating and (viii) any underground storage tank(s).

          "HOLA" means the Home Owners' Loan Act of 1933, as amended through the date hereof.

          "Indemnifiable Loss" means any and all costs, damages, disbursements, obligations, penalties, liabilities, losses, expenses, assessments, judgments, settlements or deficiencies (including any interest, penalties, investigation, legal, accounting and other costs and expenses reasonably incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement), actually paid or incurred by a D&O Indemnitee, as applicable; provided, however, Indemnifiable Loss shall not include special or consequential damages and exemplary or punitive damages.

          "IRS" means the United States Internal Revenue Service.

          "Knowledge of Fidelity" means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the Fidelity Disclosure Letter.

          "Knowledge of National City" means the actual knowledge, after reasonable due inquiry, of the Persons identified in Section 1.1 of the National City Disclosure Letter.

          "Law" means any United States federal, state, local statute, law, ordinance, regulation, rule, code, Governmental Order, license, permit, authorization, approval,


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     consent, agreement, or requirement enacted, adopted, issued or promulgated by any Governmental Authority.

          "Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by National City or Fidelity, as the case may be, or any of their Subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

          "Market Price" means the average of the per share closing price of the National City Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal) for the five (5) trading-day period ending on the Business Day before the date of the Effective Time (for the sake of clarity, such fifth (5th) Business Day shall be considered the last full trading day included within the valuation period). The Market Price shall be calculated to the nearest one-hundredth of one cent.

          "Material Adverse Effect" means, with respect to a Party, any event, occurrence or effect that (i) has a material negative impact on the financial condition, business or results of operations of the Party and its Subsidiaries, taken as a whole, except as set forth in Section 1.1 of the National City Disclosure Letter, or (ii) would materially impair the ability of the Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded (with respect to each of clause (A), (B), (C) or (D), to the extent that the effect of a change on it is not materially different than on comparable U.S. banking or financial services organizations) any effect to the extent attributable to or resulting from
     (A) any changes in Laws or interpretations of Laws generally affecting U.S. banking or financial services organizations, (B) any change in U.S. GAAP or regulatory accounting requirements, generally affecting U.S. banking or financial services organizations, but not uniquely relating to the Party,
     (C) events, conditions or trends in economic, business or financial conditions generally or affecting U.S. banking or financial services organizations specifically (including changes in interest rates and changes in the markets for securities), (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (E) actions or omissions of the Party taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby; and provided further, the effect of any action taken by Fidelity solely pursuant to Section 6.2(f) below shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

          "National City Common Stock" means the common stock, par value $4.00 per share, of National City.


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

          "National City Disclosure Letter" means a letter delivered by National City to Fidelity on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants of National City contained in this Agreement. The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. The matters expressly disclosed in the National City Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent. The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

          "National City Non-Contributory Retirement Plan" means the National City Corporation Non-Contributory Retirement Plan, a tax-qualified defined benefit plan.

          "National City Severance Benefit Plan" means the National City Corporation Severance Benefit Plan.

          "OTS" means the Office of Thrift Supervision.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" is to be interpreted broadly to include any Governmental Authority, bank, savings association, joint-stock company, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

          "SBIA" means the Small Business Investment Act of 1958, as amended through the date hereof, and the rules and regulations promulgated thereunder.

          "Secretary of State of Delaware" means the Secretary of State for the State of Delaware.

          "Securities Act" means the Securities Act of 1933, as amended through the date hereof, and the rules and regulations promulgated thereunder.

          "Stock Conversion Shares" means Fidelity Conversion Shares, except if the Market Price falls below the Adjustment Price, Stock Conversion Shares shall be calculated as follows:

           ((42% x Aggregate Merger Consideration) / the Market Price)
           -----------------------------------------------------------
                              Stock Exchange Ratio


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

          "Stock Exchange Ratio" means 1.0977.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

          "Tax" or "Taxes" means any and all federal, state, local, or foreign income, payroll, gross receipts, license, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including, without limitation, returns for estimated and withholding Taxes), including any schedule or attachment thereto, and including any amendment thereof.

          "U.S. GAAP" means United States generally accepted accounting principles and practices as in effect at the date of the financial statement to which it refers, and applied consistently by a Person in the preparation of such financial statements throughout the periods involved if and to the extent such principles and practices are within United States generally accepted accounting principles in effect on the date of the relevant financial statement.

     1.2 Other Terms. The following terms shall have the meanings defined in the Preamble, Recital or Section indicated.

Acquisition Transactions ............................................        6.1
Agreement ...........................................................   Preamble
Allocation Date .....................................................        3.3
Benefit Agreements ..................................................       4.10
Branch Lease ........................................................       5.10
BSA .................................................................    4.13(b)
Cash Consideration ..................................................     3.1(a)
Cash Election Shares ................................................     3.2(a)
Closing Date ........................................................        7.1
Closing .............................................................        7.1
Code ................................................................   Recitals
Consents ............................................................     8.1(c)
Constituent Corporations ............................................        2.2
Continuing Employee .................................................     6.5(b)
Covered Parties .....................................................     6.9(b)
CRA .................................................................    4.13(b)
D&O Indemnitees .....................................................     6.9(a)
Delaware Certificate of Merger ......................................        2.2
Dissenting Shares ...................................................     3.1(c)
Dissenting Stockholder ..............................................     3.1(c)
DPC Shares ..........................................................     3.1(a)


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

Consents ............................................................        8.1
Effective Time ......................................................        2.2
Election Deadline ...................................................     3.2(c)
Election Form .......................................................     3.2(b)
Election Form Record Date ...........................................     3.2(b)
Eligible Plans ......................................................     6.5(d)
Exchange Agent ......................................................     3.2(b)
FDIA ................................................................       4.14
Fidelity ............................................................   Preamble
Fidelity Contracts ..................................................       5.10
Fidelity Employee Plans .............................................     5.9(a)
Fidelity Insiders ...................................................       6.17
Fidelity Meeting ....................................................       6.15
Fidelity Option Plan ................................................        3.5
Fidelity Option .....................................................        3.5
Fidelity Reports ....................................................     5.7(a)
Fidelity Unaudited Interim Financial Information ....................     5.7(b)
Insurance Expense Cap ...............................................     6.9(c)
Insurance Policies ..................................................     6.9(c)
Jones Day ...........................................................     8.1(f)
KBW .................................................................       5.16
Landlord Consent ....................................................       5.10
Mailing Date ........................................................     3.2(b)
Merger Consideration ................................................     3.1(a)
Merger ..............................................................   Recitals
Monthly Financial Information .......................................     6.2(h)
National City .......................................................   Preamble
National City Contracts .............................................       4.10
National City Employee Plans ........................................        4.9
National City Reports ...............................................     4.7(a)
National City Unaudited Interim Financial Information ...............     4.7(b)
National City Termination Fee .......................................     9.2(b)
No-Election Shares ..................................................     3.2(a)
Old Certificates ....................................................     3.2(b)
Optionee ............................................................        5.3
Owned Real Property .................................................    5.26(a)
Party or Parties ....................................................   Preamble
PBGC ................................................................        4.9
Proxy Statement .....................................................        4.5
Real Estate .........................................................    5.26(a)
Registration Statement ..............................................        4.5
Shortfall Number ....................................................     3.3(c)
State Entities ......................................................        4.6
Stock Consideration .................................................     3.1(a)
Stock Election ......................................................     3.2(b)
Stock Election Number ...............................................     3.2(a)
Stock Election Shares ...............................................     3.2(a)


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

Surviving Corporation ...............................................        2.3
Trust Account Shares ................................................     3.1(a)
Unexercised Options .................................................        3.5

     1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent that the context otherwise requires, (i) when a reference is made in this Agreement to the Preamble, a Recital, Article, Section, Exhibit or Schedule, such reference is to the Preamble, Recital, Article or Section of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated, (ii) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation", (iv) the words "hereof," "herein," "below," "above" or "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein, (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, (viii) references to a Person are also to its permitted successors and assigns, (ix) the use of "or" means "either or both" unless expressly indicated otherwise, (x) unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, (xi) references to "the date of this Agreement" or "the date hereof" are to July 26, 2006, (xii) references to any Governmental Authority include any successor to that Governmental Authority and (xiii) references to the "transactions contemplated hereby" includes the transactions provided in this Agreement and the Exhibits or Schedules to it. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement (including all Schedules and Exhibits and Disclosure Letters) or any amendments, supplements or modifications hereto. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law).

                                 II. THE MERGER

     2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Fidelity will be merged with and into National City and the separate corporate existence of Fidelity will thereupon cease in accordance with the applicable provisions of the DGCL.

     National City may at any time, upon prior written notice to Fidelity, change the method of effecting the combination with Fidelity (including without limitations the provisions of this Article II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Fidelity into a wholly-owned subsidiary of National City; provided, however, that no such change shall (A) alter or change the amount or kind of the Merger Consideration to be paid or issued to holders of Fidelity Common Stock as provided for in this


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

Agreement, (B) adversely affect the tax treatment of Fidelity's stockholders as a result of receiving the Merger Consideration, (C) materially impede or delay the Merger or the consummation of the transactions contemplated by this Agreement or (D) relieve National City of any of its obligations hereunder.

     2.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger and immediately prior to the Closing, which shall occur at the time set forth in Section 7.1 below, National City and Fidelity (sometimes together referred to herein as the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the "Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger will become effective at the later of the following to occur: (a) the filing of the Delaware Certificate of Merger; or (b) such later time as shall be specified in such filing (the "Effective Time").

     2.3 Effect of the Merger. The Merger will have the effects specified in the DGCL. Without limiting the generality of the foregoing, National City will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the Laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, will continue unaffected by the Merger.

     2.4 Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation, until amended in accordance with applicable Law.

     2.5 Directors and Officers. The directors and officers of National City immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and by-laws and the DGCL.

     2.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to
(i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Fidelity, or (ii) otherwise carry out the purposes of this Agreement, Fidelity and its officers and directors (solely in their capacity as such) shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Fidelity or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Fidelity or otherwise to take any and all such action.

          III. CONSIDERATION; CONVERSION OF SHARES; ELECTION PROCESS;
                               EXCHANGE PROCEDURE

     3.1 Effect on Capital Stock.

     (a) At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (i) Each outstanding share of National City Common Stock, that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (ii) Each outstanding share of Fidelity Common Stock held in the treasury of Fidelity or owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Fidelity Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") or acquired in satisfaction of debts previously contracted ("DPC Shares")) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (iii) Each share of outstanding Fidelity Common Stock immediately outstanding prior to the Effective Time (except for shares of Fidelity Common Stock cancelled or retired pursuant to Section 3.1(a)(ii) above or Dissenting Shares as set forth in Section 3.1(c) below) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (A) an amount equal to the Cash Exchange Ratio, in cash (the "Cash Consideration") or (B) a number of shares of National City Common Stock equal to the Stock Exchange Ratio (the "Stock Consideration").

     The Cash Consideration and the Stock Consideration and the consideration provided in Section 3.4 below dealing with a fractional share, is sometimes referred to herein collectively as the "Merger Consideration".

     (b) If between the date of this Agreement and the Effective Time, the shares of National City Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly.

     (c) Each outstanding share of Fidelity Common Stock to which a holder has perfected his or Appraisal Rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Fidelity shall give National City prompt written notice upon receipt by Fidelity of any such demands for payment of the fair value of such shares of Fidelity Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable Law (any stockholder making such demand being hereinafter called a "Dissenting Stockholder"), and National City shall have the right to participate in all negotiations and proceedings with respect to any such demands. Fidelity shall not, except with the prior written consent of National City, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for Appraisal Rights or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect Appraisal Rights. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

     (d) If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holders' shares of Fidelity Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her Appraisal Rights after the Election Deadline, each share of Fidelity Common Stock of such holder shall be treated as a Non-Election Share.

     (e) After the Effective Time, shares of Fidelity Common Stock shall no longer be outstanding and shall automatically be canceled an shall cease to exist, and shall represent only the right to receive the Merger Consideration.

     3.2 Election Procedures.

     (a) Holders of Fidelity Common Stock may elect to receive shares of National City Common Stock or cash (in either case without interest) in exchange for their shares of Fidelity Common Stock in accordance with the following procedures. Holders of Certificates representing more than one share of Fidelity Common Stock may elect to receive Stock Consideration for some of their shares and Cash Consideration for the balance of their shares. Shares of Fidelity Common Stock as to which Cash Consideration has been made are referred to herein as "Cash Election Shares". Shares of Fidelity Common Stock as to which a Stock Consideration has been made are referred to as "Stock Election Shares". Shares of Fidelity Common Stock as to which no election has been made (or as to which an Election Form is not properly returned or timely completed) are referred to herein as "No-Election Shares". The aggregate number of shares of Fidelity Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number". Any Dissenting Shares shall be deemed to be Cash Election Shares and the holders thereof shall in no event receive consideration comprised of National City Common Stock with respect to such shares.

     (b) National City shall appoint National City Bank, or such other Person with whom National City may enter into an agreement (the "Exchange Agent"), whereby the Exchange Agent shall agree to act as agent for purposes of mailing and receiving Election Forms, tabulating the results and distributing consideration to Fidelity's stockholders in exchange for certificates that immediately prior to the Effective Time evidenced shares of Fidelity Common Stock ("Old Certificates") for the Merger Consideration. The Exchange Agent shall mail an election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to an Old Certificate shall pass, only upon proper delivery of such Old Certificate to the Exchange Agent), in such form as Fidelity and National City shall mutually agree (the "Election Form"), no later than fifteen (15) Business Days prior to the anticipated Effective Time or on such earlier date as National City and Fidelity may mutually agree (the "Mailing Date") to each holder of record of Fidelity Common Stock as of five (5) Business Days prior to the Mailing Date (the "Election Form Record Date"); provided, however, that Election Forms need not be mailed prior to the receipt of required approvals of Government Authorities (exclusive of the expiration or termination of statutory waiting periods). The Exchange Agent shall make available an additional Election Form to all Persons who become record holders of Fidelity Common Stock between the Election Form Record Date and the Election Deadline. Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in Section 3.3, (i) to elect to receive the Cash Consideration for all of the shares of Fidelity Common Stock held by such holder, in accordance with Section 3.1(a)(iii), (ii) to elect to receive the Stock Consideration for all of such shares (a "Stock Election"), in accordance with Section 3.1(iii), (iii) to elect to receive the Stock Consideration for a part of such holder's Fidelity Common Stock, or (iv) to indicate that such record holder has no preference as to the recipient of cash or National City Common Stock for such shares, which shall be deemed to be No-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of National City Common Stock.

     (c) To be effective, a properly completed and executed Election Form shall be submitted to the Exchange Agent on or before 4:00 p.m., Cleveland, Ohio time, on a date to be decided by National City and reasonably acceptable to Fidelity (which date shall not be earlier than fifteen (15) Business Days after the Mailing Date and no later than the Effective Time) (the "Election Deadline"). An election by a holder of shares of Fidelity Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed as required by the Election Form) by such stockholder accompanied either by the Old Certificate(s) representing all shares of Fidelity Common Stock owned by such stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Fidelity, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. National City shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to validity of Election Forms.

     (d) Two or more holders of shares of Fidelity Common Stock who are determined to constructively own the shares of Fidelity Common Stock owned by each other by virtue of Section 318(a) of the Code and who so certify to National City's satisfaction, and any single holder of shares of Fidelity Common Stock who holds his or her shares in two or more different names and who so certifies to National City's satisfaction, may submit a joint Election Form covering the aggregate shares of Fidelity Common Stock owned by all such holders or by such single holder as the case may be. For all purposes of this Agreement, each such group of holders, and each such single holder, who submits a joint Election Form shall be treated as a single holder of shares of Fidelity Common Stock.

     (e) Record holders of shares of Fidelity Common Stock who are nominees may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that on the request of National City, such record holder shall certify to the satisfaction of National City that such record holder holds such shares of Fidelity

Common Stock as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of shares of Fidelity Common Stock, subject, however, to Section 3.2(d) above dealing with joint Election Forms.

     (f) Any holder of shares of Fidelity Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of Fidelity Common Stock may at any time prior to the Election Deadline revoke his or her election and withdraw his or her Old Certificate(s) for shares of Fidelity Common Stock deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the Business Day prior to the Election Deadline.

     (g) In the event of the termination of this Agreement after holders of shares of Fidelity Common Stock have deposited their Old Certificate(s) with the Exchange Agent, National City and Fidelity shall jointly and promptly instruct the Exchange Agent to return all Old Certificates to the Persons who deposited the same. Holders of shares of Fidelity Common Stock shall continue to have the right to vote and to receive all dividends paid on shares of Fidelity Common Stock deposited by them with the Exchange Agent until the Effective Time.

     3.3 Allocation. Not more than ten (10) Business Days after the Election Deadline (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among holders of shares of Fidelity Common Stock of rights to receive Stock Consideration and/or Cash Consideration in the Merger as follows:

          (a) If the Stock Election Shares equals the Stock Conversion Shares, then all Cash Election Shares and all No-Election Shares shall be converted into the right to receive Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration.

          (b) If the Stock Election Shares exceeds the Stock Conversion Shares, then all Cash Election Shares and all No-Election Shares shall be converted into the right to receive Cash Consideration, and, subject to Section 3.4 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Shares and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration.

          (c) If the Stock Election Shares is less than the Stock Conversion Shares (the amount by which the Stock Conversion Shares exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election shares shall be converted into the right to receive the Stock Consideration and the No-Election Shares and Cash Election Shares shall be treated in the following manner:

               (i) if the Shortfall Number is less than or equal to the number of No-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.4 hereof, each holder of No-Election Shares shall receive the Stock Consideration in respect of that number of No-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of No-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No-Election Shares, with the remaining number of such holder's No-Election Shares being converted into the right to receive the Cash Consideration; or

               (ii) if the Shortfall Number exceeds the number of No-Election Shares, then, subject to Section 3.4 hereof, all No-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of No-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

          (d) National City shall have the right to make reasonable determinations and to establish reasonable procedures in connection with the allocation contemplated by this Section 3.3.

          (e) As soon as practicable, after completion of the allocation procedure described above, the Exchange Agent shall distribute the Merger Consideration as provided herein, and the Old Certificates shall forthwith be cancelled. National City will deliver to the Exchange Agent the number of shares of National City Common Stock and the amount of Cash Consideration payable in the Merger in sufficient time for the Exchange Agent to make such distribution. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto (without interest).

          (f) If National City receives written notice from its counsel to the effect that such counsel is unable to deliver a tax opinion required pursuant to Section 8.1(f) on the date of the Effective Time, notwithstanding anything to the contrary contained in this Article III, National City shall have the right, at its sole and absolute discretion, to increase the Stock Consideration and decrease the Cash Consideration in equal amounts to the extent necessary (as reasonably determined by National City based on the advice of its counsel) to cause the aggregate value of the Stock Consideration to at least equal forty percent (40%) of the Aggregate Merger Consideration (which determination shall be made based on the average of the high and low trading prices for National City Common Stock on the date of the Effective Time or, if the Closing occurs before the opening of the markets, the last business day immediately preceding the date of the Effective Time; and for this purpose total Aggregate Merger Consideration may be deemed to include cash paid to holders of Dissenting Shares, cash paid in lieu of fractional shares, and other amounts paid in connection with the Merger).

     3.4 No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of National City Common Stock shall be issued in the Merger. Each holder of shares of Fidelity Common Stock who otherwise would have been entitled to a fraction of a share of National City Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Fidelity Common Stock owned by such holder at the Effective Time) by the Market Price. No such holder shall be entitled to dividends, voting rights or any other rights of a stockholder of National City in respect of any fractional share of National City Common Stock.

     3.5 Stock Options. Except as expressly provided in this Section 3.5, at the Effective Time, by virtue of the Merger and without any action on the part of any Person, all rights under any stock option granted by Fidelity or its predecessors pursuant to the Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan (the "Fidelity Option Plan") that remain outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time ("Unexercised Options") shall cease to represent a right to acquire shares of Fidelity Common Stock (each a "Fidelity Option") and shall be converted automatically into the right to receive cash equal to the product of (a) the number of shares of Fidelity Common Stock subject to the Unexercised Option, multiplied by (b) the positive difference, if any, resulting from subtracting the exercise price of such Fidelity Option from $39.50. At the Effective Time, the Fidelity Option Plan shall be terminated with respect to the granting of any additional options or option rights.

     3.6 Exchange of Certificates.

     (a) Exchange Agent. Except as set forth herein, from and after the Effective Time each holder of an Old Certificate shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of Fidelity Common Stock so represented by the Old Certificate surrendered by such holder thereof. The certificates representing shares of National City Common Stock that constitute the Merger Consideration shall be properly issued and countersigned and executed and authenticated, as appropriate.

     (b) Notice of Exchange. Promptly after the Effective Time, and in any event no later than five (5) Business Days after the allocation contemplated by
Section 3.3 above is completed, National City and the Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate that has not yet surrendered their shares of Fidelity Common Stock a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefore. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto the appropriate Merger Consideration for each share of Fidelity Common

Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

     (c) Exchange Fund. As of the Effective Time, for the benefit of the holders of Old Certificates, National City shall make available to the Exchange Agent
(i) the number of shares of National City Common Stock issuable to holders of Old Certificates pursuant to Section 3.1 above, (ii) the aggregate Cash Consideration payable to holders of Old Certificates pursuant to Section 3.1 above, and (iii) the estimated cash payable pursuant to Section 3.4 above dealing with fractional shares. Any net profit resulting from, or interest or income produced by any funds deposited with the Exchange Agent will be payable to National City. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of National City Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

     (d) Transfer. If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Old Certificate is registered, it shall be a condition to such delivery or exchange that the Old Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Old Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

     (e) Right to Merger Consideration. Subject to Section 3.6(e) below, until surrendered and exchanged in accordance with this Section 3.6, each Old Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, together with any dividends or other distributions as provided in Sections 3.6(e) and 3.6(f) below, and shall have no other rights. From and after the Effective Time, National City shall be entitled to treat such Old Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Fidelity Common Stock represented by such Old Certificates may be converted, notwithstanding any failure to surrender such Old Certificates. One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to National City any shares of National City Common Stock and funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Old Certificates, and thereafter such holders shall be entitled to look to National City (subject to abandoned property, escheat or other similar
Laws) with respect to the shares of National City Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Old Certificates. Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Fidelity Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (f) Distributions with Respect to Unexchanged Certificates. Whenever a dividend or other distribution is declared by National City on shares of National City Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, provided that no dividends or other distributions declared or made with respect to shares of National City Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of National City Common Stock represented thereby until the holder of such Old Certificate shall surrender such Old Certificate in accordance with this Article III. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Fidelity on Fidelity Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     (g) Lost or Destroyed Certificates. In the event that any Old Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Old Certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such Old Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed Old Certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Fidelity, National City or the Exchange Agent or any other party with respect to the Old Certificate alleged to have been lost, stolen or destroyed.

     (h) Voting With Respect to Unexchanged Certificates. Holders of unsurrendered Old Certificates will not be entitled to vote at any meeting of National City stockholders.

     3.7 Closing of Fidelity's Transfer Books. The stock transfer books of Fidelity shall be closed at the close of business on the Business Day immediately preceding the date of the Effective Time. In the event of a transfer of ownership of shares of Fidelity Common Stock which is not registered in the transfer records of Fidelity, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if an Old Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Fidelity to establish the identity of those Persons entitled to a notice and letter of transmittal pursuant to Section 3.6(c) and receive the Merger Consideration specified in this Agreement for their shares of Fidelity Common Stock, which books shall be conclusive with respect to the ownership of such shares. In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow and thereafter be relieved with respect to any claims to such Merger Consideration.

               IV. REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

     Except as disclosed in the National City Disclosure Letter, National City hereby represents and warrants to Fidelity that:

     4.1 Corporate Organization.

     (a) National City is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. National City is registered as a financial holding company under the BHCA. National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. National City has heretofore delivered to Fidelity true and complete copies of its certificate of incorporation and by-laws.

     (b) National City Bank is a national bank organized, validly existing and in good standing under the Laws of the United States of America.

     4.2 Authority. National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the board of directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated in this Agreement. This Agreement has been duly executed and delivered by, and (assuming the due authorization, execution and delivery of this Agreement by Fidelity) constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of National City consists of 1,400,000,000 shares of National City Common Stock and 5,000,000 shares of National City preferred stock. As of the close of business on July 21, 2006 (i) 610,491,250 shares of National City Common Stock were validly issued and outstanding, fully paid and nonassessable and (ii) 70,272 shares of preferred stock were issued, outstanding, fully paid and nonassessable. As of the date hereof, except as set forth in this Section 4.3, pursuant to the exercise of employee stock options under National City's various plans that authorize the issuance of stock in effect, National City's dividend reinvestment plan and stock grants made pursuant to National City's various plans that authorize the issuance of stock options, there are no other shares of capital stock of National City authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of National City obligating National City to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of National City or obligating National City to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. As of the date hereof, except as provided in this Agreement, there are no voting trusts or other agreements or understandings to which National City or any National City Subsidiary is a party with respect to the voting of the capital stock of National City. All of the shares of National City Common Stock issuable in exchange for shares of Fidelity Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights.

     4.4 Subsidiaries. The name and state of incorporation of each Significant Subsidiary of National City is set forth in Section 4.4 of the National City Disclosure Letter. Each Significant Subsidiary is a bank, a corporation or a limited liability company or other business entity duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Significant Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Significant Subsidiary are owned by National City or a National City Subsidiary and are validly issued, fully paid and (except pursuant to 12 USC Section 55 in the case of each national bank subsidiary and applicable state Law in the case of each state bank subsidiary) nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Significant Subsidiary obligating any Significant Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Significant Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     4.5 Information in Registration Statement; Proxy Statement and Other Communications. The information with respect to National City or any of National City's Subsidiaries prepared or provided by National City for inclusion in (i) the registration statement to be filed with the Commission by National City on Form S-4 under the Securities Act (the "Registration Statement"), for the purpose of registering the shares of National City Common Stock to be issued in the Merger, which shall include the proxy statement of Fidelity required to be mailed to the stockholders of Fidelity in connection with the Fidelity Meeting (the "Proxy Statement"), (ii) any filing made pursuant to Rule 165 or 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or (iii) any other document filed with or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

     4.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of National City or any of National City's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which National City or any of National City's Subsidiaries is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger pursuant to the DGCL, (iii) filings required under the securities or Blue Sky Laws of the various states, (iv) filings under the HSR Act, (v) filings with, and approval by, the FRB, (vi) filings with, and approvals by the OTS, (vii) filings with, and approvals by, any state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover Law, (ix) filings and approvals under the SBIA or
(x) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     4.7  Reports and Financial Statements.

     (a) Since January 1, 2001, National City and each of National City's Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "National City Reports"). National City has previously furnished or will promptly furnish Fidelity with true and complete copies of each of National City's annual reports on Form 10-K for the years 2001 through 2005 and its quarterly report on Form 10-Q for March 31, 2006. As of their respective dates, the National City Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of National City included in the National City Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of National City and National City's Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of National City and its consolidated subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with U.S. GAAP, except as disclosed in the National City Reports.

     (b) National City has previously furnished Fidelity with true and complete copies of an unaudited income statement and balance sheet of National City for the period of January 1, 2006 through June 30, 2006 (the "National City Unaudited Interim Financial Information"). The National City Unaudited Interim Financial Information (i) has been accurately derived from the books and records of National City, (ii) fairly presents, in all material respects, the financial condition and the results of operations of National City as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that National City used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for March 31, 2006. National City's reserve for possible loan losses as shown in the National City Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

     4.8 Taxes. National City has made available to Fidelity true and correct copies of the federal, state and local income Tax Returns, and state and local property and sales tax returns and any other tax returns filed by National City and any of National City's Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. National City and each National City Subsidiary has prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. National City and each of its Subsidiaries have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes, shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Neither National City nor any National City Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Neither National City nor any National City Subsidiary is a party to any action or proceeding, nor to the Knowledge of National City, is any such action or proceeding threatened, by any Governmental Authority in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by National City or any of National City's Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

     4.9 Employee Plans. All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral, and all trust agreements related thereto, relating to any present or former directors, officers or employees of National City or its Subsidiaries ("National City Employee Plans") have been maintained, operated, and administered in compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. With respect to each National City Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the National City Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either: (i) has been determined by the IRS to be so qualified, (ii) is the subject of a pending application for such determination that was timely filed, or (iii) will be submitted for such a determination prior to the end of the "remedial amendment period" within the meaning of Section 401(b) of the Code, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither National City nor any of its Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither National City nor any of its Subsidiaries has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any Person considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither National City nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.

     4.10 Material Contracts. Except as disclosed in the National City Reports, neither National City nor any of its Subsidiaries is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") that was required to be filed with the SEC pursuant to Item 402 of Regulation S-K of the Exchange Act as of the date thereof, (b) any material agreement, indenture or other instrument relating to the borrowing of money by National City or any of its Subsidiaries or the guarantee by National City or any of its Subsidiaries of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by National City with the Commission as of the date thereof (collectively, the "National City Contracts"). Neither National City nor any of National City's Subsidiaries is in default under any of the National City Contracts, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     4.11 Absence of Certain Changes or Events. Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of National City and its Subsidiaries which would, to the Knowledge of National City, now or in the future have a Material Adverse Effect.

     4.12 Litigation. Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the Knowledge of National City, threatened against or affecting National City or any of National City's Subsidiaries which, if decided adversely to National City, would be reasonably expected to result in a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator, outstanding, or to the Knowledge of National City, threatened against National City or any of National City's Subsidiaries having, or which would, to the Knowledge of National City, now or in the future have, a Material Adverse Effect.

     4.13 Compliance with Laws and Orders.

     (a) National City and each National City Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law of any Governmental Authority relating to National City or National City Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed in the National City Reports filed by National City with the Commission prior to the date of this Agreement, the businesses of National City and of National City's Subsidiaries are not being conducted in violation of any Law or Governmental Order of any Governmental Authority (including, without limitation, in the case of National City's Subsidiaries that are banks, all Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, to the Knowledge of National City, will not, have a Material Adverse Effect. National City's Subsidiaries that are banks are not in violation of those Laws applicable to depository institutions, and corresponding regulations and policies relating to the Community Reinvestment Act ("CRA"), privacy Laws, the Bank Security Act, as amended (the "BSA"), or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to National City or any of National City's Subsidiaries is pending or, to the Knowledge of National City, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, National City and each National City Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal Law and common law. None of National City, any National City Subsidiary, or any director, officer or employee of National City or of any National City Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     4.14 Agreements with Bank Regulators, Etc. Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has National City been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither National City nor any of National City's Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act, as amended ("FDIA") to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer. To the Knowledge of National City, there is no reason why the regulatory approvals referred to in Section 4.6(c) above should not be obtained.

     4.15 National City Ownership of Stock. As of the date of this Agreement, neither National City nor any of its Affiliates or Associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, Fidelity Common Stock (other than DPC Shares or Trust Account Shares), which in the aggregate, represent five percent (5%) or more of the outstanding shares of Fidelity Common Stock.

     4.16 Tax Treatment. As of the date hereof, to the Knowledge of National City there is no reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

     4.17 Fees. Neither National City nor any of National City's Subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

     4.18 National City Action. The board of directors of National City (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of National City and its stockholders and (b) approved this Agreement and the transactions contemplated hereby, including the Merger.

     4.19 Material Interests of Certain Persons. Except as disclosed in National City's Reports, no officer or director of National City, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of National City or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act.

     4.20 Environmental Matters. To the Knowledge of National City, (i) neither National City nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of National City or its Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and
(iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the Knowledge of National City, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon National City or its Subsidiaries pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

     4.21 Labor Matters. (a) Neither National City nor its Subsidiaries are engaged in, or have engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending, threatened against or directly affecting National City or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of National City, are threatened; (e) no collective bargaining agreement exists which is binding on National City and/or its Subsidiaries; (f) neither National City nor its Subsidiaries have experienced any material work stoppage or other material labor difficulty; and (g) neither National City nor its Subsidiaries are delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

     4.22 Sarbanes-Oxley Act. National City is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

     4.23 Notice of Breach or Potential Breach. National City shall promptly notify Fidelity of any change, circumstance or event which would cause any of the representations or warranties made by National City pursuant to this Agreement to be untrue as of the date hereof or at the Closing Date or which prevent National City from complying with any of its obligations hereunder. To the Knowledge of National City, there is no fact or development that would have a Material Adverse Effect, or which might in the future, in National City's reasonable judgment, have a Material Adverse Effect, on National City's or its Subsidiaries' continuing business, which has not been set forth in this Agreement, the National City Reports or the National City Disclosure Letter.

     4.24 Disclosure. No representation or warranty by National City in this Agreement after giving effect to the disclosures set forth in the National City Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by Fidelity of a breach of representation, warranty, covenant, agreement or obligation of National City hereunder will not be affected by any investigation conducted by Fidelity with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                  V. REPRESENTATIONS AND WARRANTIES OF FIDELITY

     Except as disclosed in the Fidelity Disclosure Letter, Fidelity hereby represents and warrants to National City that:

     5.1 Corporate Organization.

     (a) Fidelity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Fidelity is registered as a savings and loan holding company under the HOLA. Fidelity has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Fidelity has heretofore delivered to National City true and complete copies of its certificate of incorporation and by-laws.

     (b) Fidelity Federal Bank & Trust is a savings bank organized with valid corporate existence under the Laws of the United States of America.

     5.2 Authority. Fidelity has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Fidelity's stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Fidelity and no other corporate proceedings on the part of Fidelity are necessary to authorize this Agreement or to consummate the transactions so contemplated by this Agreement, subject only to approval by the stockholders of Fidelity as provided in Section 6.15 below. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of Fidelity, enforceable against Fidelity in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

     5.3 Capitalization. As of the date hereof, the authorized capital stock of Fidelity consists of 30,000,000 shares of Fidelity Common Stock and 2,000,000 shares of Fidelity preferred stock. As of the close of business on the date hereof, 25,335,470 shares of Fidelity Common Stock were validly issued and outstanding, fully paid and nonassessable (including 87,844 restricted shares of Fidelity Common Stock that have been previously awarded pursuant to the Fidelity Bankshares, Inc. 2002 Incentive Stock Benefit Plan, and not yet certificated as contemplated by such awards) and no shares of preferred stock were issued or outstanding. As of the date of this Agreement except as set forth in this
Section 5.3, there are no shares of capital stock of Fidelity authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Fidelity obligating Fidelity to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Fidelity or obligating Fidelity to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. There are no voting trusts or other agreements or understandings to which Fidelity or any of Fidelity's Subsidiaries is a party with respect to the voting of the capital stock of Fidelity. As of the date of this Agreement, there were outstanding under the Fidelity Option Plan options to purchase 1,125,827 shares of Fidelity Common Stock, which Fidelity Options had an average exercise price of $15.29 and for which adequate shares of Fidelity Common Stock have been reserved for issuance under the Fidelity Option Plan. Section 5.3 to the Fidelity Disclosure Letter sets forth as of the close of business on the date of this Agreement, with respect to each Fidelity Option, a true, accurate complete list of (i) the name of each optionee (each, an "Optionee"), (ii) the number of shares of Fidelity Common Stock the Optionee has the right to purchase under the Fidelity Option, (iii) the exercise price for the Fidelity Option and (iv) the date the Fidelity Option was granted to the Optionee. The exercise price per share of Fidelity Common Stock under the Fidelity Options was determined based on the market value of such shares of Fidelity Common Stock at the time such Fidelity Options were granted. No Fidelity Option (a) has a stated exercise price lower than the fair market value for shares of the Fidelity Common Stock on the date the grant of the Fidelity Option as determined under the Fidelity Option Plan, or (b) has had its exercise date or grant date delayed or "backdated".

     5.4 Subsidiaries. The Fidelity Disclosure Letter sets forth the name and state of incorporation of each Subsidiary of Fidelity. Each Fidelity Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local Law equivalent) under the Laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect. Each Fidelity Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. All outstanding shares of capital stock of each Fidelity Subsidiary are owned by Fidelity or another Fidelity Subsidiary and are validly issued, fully paid and nonassessable, are not subject to preemptive rights and are owned free and clear of all liens, claims and encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Fidelity Subsidiary obligating any Fidelity Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Fidelity Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

     5.5 Information in Disclosure Documents, Registration Statement, Etc. None of the information with respect to Fidelity or any Fidelity Subsidiary prepared or provided by Fidelity for (i) inclusion in the Registration Statement will at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Fidelity Meeting, (ii) any filing made pursuant to Rules 165 or 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or (iii) any other document filed with or submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     5.6 Consent and Approvals; No Violation. Neither the execution and delivery of this Agreement by Fidelity nor the consummation by Fidelity of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of Fidelity, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Fidelity or any Fidelity Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fidelity or any Fidelity Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect, or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Authority, except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the Delaware Certificate of Merger,
(iii) filings required under the securities or blue sky laws of the various states, (iv) filing under the HSR Act, (v) filings with, and approval by, the FRB, (vi) filings with, and approval by, the OTS, (vii) filings with, and approvals by, the State Entities, (viii) filings and approvals under the SBIA or
(ix) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

     5.7 Reports and Financial Statements.

     (a) Since January 1, 2001, Fidelity and each Fidelity Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Commission under Sections 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Fidelity Reports"). Fidelity has previously furnished or will promptly furnish National City with true and complete copies of each of Fidelity's annual reports on Form 10-K for the years 2001 through 2005 and its quarterly report on Form 10-Q for March 31, 2006. As of their respective dates, the Fidelity Reports complied with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Fidelity included in the Fidelity Reports have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Fidelity and Fidelity Subsidiaries taken as a whole as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein. There exist no material liabilities of Fidelity and its consolidated Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Fidelity Reports.


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

     (b) Fidelity has previously furnished National City with true and complete copies of an unaudited income statement and balance sheet of Fidelity for the period of January 1, 2006 through June 30, 2006 (the "Fidelity Unaudited Interim Financial Information"). The Fidelity Unaudited Interim Financial Information
(i) has been accurately derived from the books and records of Fidelity, (ii) fairly presents, in all material respects, the financial condition and the results of operations of Fidelity as of the respective dates and for the periods indicated, and (iii) were prepared on a basis consistent with the accounting principles and practices that Fidelity used to prepare its periodic income and financial statements for its quarterly report on Form 10-Q for March 31, 2006. Fidelity's reserve for possible loan losses as shown in the Fidelity Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices. Fidelity's reserve for possible loan losses as shown in the Fidelity Unaudited Interim Financial Information was adequate, within the meaning of U.S. GAAP and safe and sound banking practices.

     5.8 Taxes. Fidelity has made available to National City true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns and any other tax returns filed by Fidelity and any of Fidelity Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax. Fidelity and each Fidelity Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect. Fidelity and each Fidelity Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period. Neither Fidelity nor any Fidelity Subsidiary has consented to extend the statute of limitations with respect to the assessment of any tax. Neither Fidelity nor any Fidelity Subsidiary is a party to any action or proceeding, nor to the Knowledge of Fidelity, is any such action or proceeding threatened, by any Governmental Authority in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Fidelity or any Fidelity Subsidiary in respect of any material deficiencies for any tax, assessment, or government charge.

     5.9 Employee Plans.

     (a) All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Fidelity or Fidelity Subsidiaries ("Fidelity Employee Plans") have been maintained, operated, and administered in compliance with their terms and currently comply, and have at all relevant times complied, in all material respects with the applicable requirements of ERISA, the Code, and any other applicable Laws. With respect to each Fidelity Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Fidelity Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (i) has been determined by the IRS to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Fidelity nor any of Fidelity Subsidiary has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the "benefit liabilities" within the meaning of
Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30 day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the PBGC instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings, and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of 413(c) of the Code. Neither Fidelity nor any Fidelity Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of action 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due. Neither Fidelity nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. There is no basis for any Person to assert that Fidelity or any of its Subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan. With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Fidelity Employee Plan, (A) there is no liability on the part of Fidelity or any of its subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy were terminated, and (B) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Fidelity, no such proceeding with respect to any such insurer is imminent. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby will (A) constitute a stated triggering event under any Fidelity Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Fidelity or any of its subsidiaries to any present or former officer, employee, director, stockholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, stockholder, consultant, or dependent of any of the foregoing. Neither Fidelity nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Fidelity Employee Plan. There are no restrictions on the rights of Fidelity or Fidelity Subsidiaries to amend or terminate any such Fidelity Employee Plan without incurring any liability thereunder.

     (b) Fidelity and Fidelity's Subsidiaries have accrued expenses for the value of all of the "benefit liabilities" due and owing or to become due and owing under any and all non-qualified plans as of the end of the most recent fiscal quarter end and will have accrued expenses for the value of all of the "benefit liabilities" due and owing or to become due and owing under any and all non-qualified plans as of the Effective Time, calculated on the basis of appropriate actuarial assumptions. Any "Rabbi Trusts" maintained by Fidelity for the benefit of the participants in Fidelity's non-qualified plans has adequate balances to pay any and all "benefit liabilities" due or owing or to become due and owing under any and all non-qualified plans following a change in control, as such term may be defined in each and every plan.

     5.10 Material Contracts. Except as disclosed in Fidelity Reports, neither Fidelity nor any Fidelity Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any Benefit Agreements providing for aggregate payments to any Person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Fidelity or any Fidelity Subsidiary or the guarantee by Fidelity or any Fidelity Subsidiary of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Fidelity with the Commission as of the date of this Agreement, (d) any contract, agreement, license, lease or sublease (each, a "Branch Lease") relating to the use or occupancy of a Fidelity or a Fidelity Subsidiary branch that will require Fidelity or such Fidelity Subsidiary to obtain the prior consent of the lessor as a result of the transactions contemplated hereunder (each, a "Landlord Consent"), or (e) any contract, agreement, plan, policy or understanding providing for aggregate payments in excess of $100,000 that by its terms is affected (including, but not limited to, accelerated vesting or payment, setting of benefits, change in payment, establishing benefits or payments) by a change in control (as to items (a)-(e), collectively, the "Fidelity Contracts"). Neither Fidelity nor any Fidelity Subsidiary is in default under any Fidelity Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Neither Fidelity nor any Fidelity Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Fidelity or any Fidelity Subsidiary the subject of a proceeding asserting that is or any Fidelity Subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Fidelity Subsidiary pending or, to the Knowledge of Fidelity, threatened.

     5.11 Absence of Certain Changes or Events. Except as disclosed in Fidelity Reports filed by Fidelity with the Commission prior to the date of this Agreement, since December 31, 2005, there has not been any change in the financial condition, results of operations or business of Fidelity or any Fidelity Subsidiary which would, to the Knowledge of Fidelity, or in the future have a Material Adverse Effect.

     5.12 Litigation. There is no suit, action or proceeding pending, or, to the Knowledge of Fidelity, threatened against or affecting Fidelity or any Fidelity Subsidiary which, if decided adversely to Fidelity, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator, outstanding, or to the Knowledge of Fidelity, threatened against Fidelity or any Fidelity Subsidiary having, or which would, to the Knowledge of Fidelity, now or in the future have, a Material Adverse Effect.

     5.13 Compliance with Laws and Orders.

     (a) Fidelity and each Fidelity Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable Law, statute, order, rule, regulation, policy or guideline of any Governmental Authority relating to Fidelity or Fidelity Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

     (b) Except as disclosed in Fidelity Reports filed by Fidelity with the Commission prior to the date of this Agreement, the businesses of Fidelity and each Fidelity Subsidiary are not being conducted in violation of any Law or Governmental Order of any Governmental Authority (including, without limitation, in the case of a Fidelity Subsidiary that is a thrift, all Laws pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, to the Knowledge of Fidelity, will not, have a Material Adverse Effect. Fidelity's Subsidiaries that are thrifts are not in violation of those Laws applicable to depository institutions, and corresponding regulations and policies relating to the CRA, privacy Laws, the BSA or anti-money laundering statutes in a manner that would materially delay the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement. Other than regulatory examinations conducted in the ordinary course, no investigation or review by any Governmental Authority with respect to Fidelity or any Fidelity Subsidiary is pending or, to the Knowledge of Fidelity, threatened, nor has any Governmental Authority indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

     (c) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, Fidelity and each Fidelity Subsidiary have properly administered all accounts for which acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal Law and common law. None of Fidelity, any Fidelity Subsidiary, or any director, officer or employee of Fidelity or of any Fidelity Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     5.14 Agreements with Regulators, Etc. Neither Fidelity nor any Fidelity Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority, which (i) restricts materially the conduct of its business, (ii) materially delays the receipt of approvals of Governmental Authorities required to consummate the transactions contemplated in this Agreement or (iii) in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Fidelity been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Fidelity nor any Fidelity Subsidiary is required by Section 32 of the FDIA to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. To the Knowledge of Fidelity, there is no reason why the regulatory approvals referred to in Section 5.6(c) above should not be obtained.

     5.15 Tax Treatment. As of the date hereof, to the Knowledge of Fidelity there is no reason why the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code.

     5.16 Fees. Except for fees paid and payable to Keefe Bruyette & Woods, Inc. ("KBW"), neither Fidelity nor any Fidelity Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement. Attached as Schedule 5.16 to the Fidelity Disclosure Letter, is a true, accurate and complete copy of the engagement letter between Fidelity and KBW for any fees paid and payable by Fidelity to KBW, in connection with, or as a result of, the transactions contemplated by this Agreement. As of the date of this Agreement, Fidelity has received an opinion of KBW, issued to the board of directors of Fidelity, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to holders of Fidelity Common Stock.

     5.17 Fidelity Action. The board of directors of Fidelity (at a meeting duly called, constituted and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of Fidelity and its stockholders, (b) approved this Agreement and the transactions contemplated herein, including the Merger, and (c) has directed that the Merger be submitted for consideration by Fidelity's stockholders at the Fidelity Meeting. The board of directors of Fidelity has approved the transactions contemplated herein and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions described herein from, any provision of the DGCL that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Fidelity's certificate of incorporation and by-laws.

     5.18 Vote Required. The affirmative vote of a majority of the outstanding shares of Fidelity Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Fidelity capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

     5.19 Material Interests of Certain Persons. Except as disclosed in Fidelity's Reports, no officer or director of Fidelity, or any Associate of any such officer or director, has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Fidelity or any of its Subsidiaries that is required to be disclosed under the requirements of the Exchange Act.

     5.20 Environmental Matters. To the Knowledge of Fidelity (i) neither Fidelity nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) none of the Loan Portfolio Properties, Trust Properties and Other Properties of Fidelity or any Fidelity Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect; and (iii) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the Knowledge of Fidelity, threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Fidelity or any Fidelity Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

     5.21 Labor Matters. (a) Fidelity or its Subsidiaries are not engaged in, and have not engaged in, any unfair labor practice; (b) there is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Fidelity or its Subsidiaries; (c) no union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is threatened; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the Knowledge of Fidelity, are threatened; (e) no collective bargaining agreement exists which is binding on Fidelity and/or its Subsidiaries; (f) neither Fidelity nor its Subsidiaries have experienced during the seven (7) years prior to the date of this Agreement any material work stoppage or other material labor difficulty; and (g) neither Fidelity nor its Subsidiaries are delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

     5.22 Minute Books. The minute books of Fidelity and each Fidelity Subsidiary contain with respect to all meetings and actions that occurred during the period from January 1, 1996 through and including July 15, 2006 and will contain at Closing with respect to meetings and actions occurring after July 15, 2006, accurate records of all corporate actions of their respective stockholder(s) and boards of directors (including committees of the board of directors), and the signatures contained therein are true signatures of the persons whose signatures they represent.

     5.23 Loans. Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, all of the loans, leases, installment sales contracts and other credit transactions on the books of Fidelity and the Fidelity Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, neither the terms of such loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor Fidelity's procedures and practices of approving or rejecting applications for such transactions, violates any federal, state or local Law applicable thereto, including without limitation the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state Laws relating to consumer protection, installment sales and usury.

     5.24 Transactions. None of Fidelity or any of its Subsidiaries has entered into any contract, agreement or is subject to any Governmental Order, subject to any restrictions concerning (i) any of its businesses, (ii) businesses it may engage in, (iii) the conduct of its business, (iv) customers it may solicit or accept business from or (v) Persons it may solicit for employment or hire.

     5.25 State Takeover Statutes. Fidelity is exempt from and the Merger shall not be subject to any state takeover Law.

     5.26 Real Property.

          (a) Section 5.26 of the Fidelity Disclosure Letter identifies each parcel of real property owned ("Owned Real Property") or occupied by Fidelity or a Fidelity Subsidiary (collectively "Real Estate") and accompanying the Fidelity Disclosure Letter is a complete copy of each lease pertaining to Real Estate to which Fidelity or a Fidelity Subsidiary is a party.

          (b) To the Knowledge of Fidelity, the building, structures and improvements located on, fixtures contained in, and appurtenances attached to, each Real Estate conform and are in compliance, in all material respects, with all applicable Laws, including Environmental Laws and the Americans With Disabilities Act. Fidelity has not received any notice from a lessor, any Governmental Authority or any other Person requiring any work or repairs to Real Estate that the tenant has not completed in compliance with such notice. To the Knowledge of Fidelity, in their present state of repair all structural and mechanical components of the facilities serving the Real Estate (including the roof, all heating, ventilation, plumbing and electrical systems used in the operation thereof) are adequate for Fidelity's or the applicable Fidelity Subsidiary's purposes, and sufficient to permit the use of the Real Estate in a manner consistent with Fidelity's or the applicable Fidelity Subsidiary's past practice.

     5.27 Sarbanes-Oxley Act. Fidelity is in compliance with the provisions, including Section 404, of the Sarbanes-Oxley Act, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

     5.28 Notice of Breach or Potential Breach. Fidelity shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by Fidelity pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents Fidelity from complying with any of its obligations hereunder. To the Knowledge of Fidelity, there is no fact or development that would have a Material Adverse Effect, or which might in the future, in Fidelity's reasonable judgment, have a Material Adverse Effect, on Fidelity's or its Subsidiaries' continuing business, which has not been set forth in this Agreement, the Fidelity Reports or the Fidelity Disclosure Letter.

     5.29 Disclosure. No representation or warranty by Fidelity in this Agreement after giving effect to the disclosures set forth in the Fidelity Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading. Any claim by National City of a breach of representation, warranty, covenant, agreement or obligation of Fidelity hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

                                  VI. COVENANTS

     6.1 Acquisition Proposals. Fidelity and each Fidelity Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) other than purchases or sales of loans or securities in the ordinary course of its business consistent with past practice, solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of or any securities of (including any tender offer or exchange offer), or any proposal for merger, consolidation or business combination recapitalization, liquidation, dissolution or similar transaction involving Fidelity or a Fidelity Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the board of directors of Fidelity determines in good faith, after consultation with outside legal counsel, in the exercise of its fiduciary duties in accordance with applicable Law, to participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 6.1 shall restrict or prohibit any disclosure by Fidelity that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, the board of directors of Fidelity determines in good faith, after consultation with outside legal counsel, is otherwise required under applicable Law. Fidelity will, and cause each Fidelity Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Fidelity will notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Fidelity or any Fidelity Subsidiary.

     6.2 Interim Operations of Fidelity. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld or delayed), Fidelity agrees for itself and its Subsidiaries as follows:

          (a) Conduct of Business. Fidelity shall, and shall cause each Fidelity Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice. Fidelity shall use reasonable efforts to preserve intact the business organization of Fidelity and each Fidelity Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Fidelity or any Fidelity Subsidiary. Other than in the ordinary course of business consistent with past practice, Fidelity shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, entering into short-term borrowings with federal home loan banks, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (iii) make any loan or advance. Fidelity shall not, and shall not permit any of the Fidelity Subsidiaries to adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization.

          (b) Certificates and By-Laws. Fidelity shall not and shall not permit any Fidelity Subsidiary to make any change or amendment to their respective certificates of incorporation or by-laws (or comparable governing instruments) in a manner that would materially and adversely effect either party's ability to consummate the Merger or the economic benefits of the Merger to either Party.

          (c) Capital Stock. Fidelity shall not, and shall not permit any Fidelity Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted prior to the date of this Agreement pursuant to the Fidelity Option Plan) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither Fidelity nor any Fidelity Subsidiary shall grant any awards under any Fidelity Employee Plan, including, without limitation, stock options, restricted stock, stock units or stock.

          (d) Dividends. Fidelity shall not, and shall not permit any Fidelity Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (i) regular quarterly cash dividends in an amount not to exceed $0.08 per share of Fidelity Common Stock payable on the regular historical payment dates, (ii) dividends paid by any Fidelity Subsidiary to Fidelity or another Fidelity Subsidiary with respect to its capital stock between the date hereof and the Effective Time and (iii) regular quarterly cash dividends paid on the preferred stock of Fidelity Capital Trust II and Fidelity Capital Trust III. It is agreed by the Parties that they will cooperate to assure that, during any quarter, there shall not be a duplication of nor omission of payment of dividends to stockholders of Fidelity.

          (e) Employee Plans, Compensation, Etc. Except as otherwise provided in this Agreement and Section 6.5(g) of the National City Disclosure Letter, Fidelity shall not, and shall not permit any Fidelity Subsidiary (i) to adopt or amend (except as required by Law (including as required to maintain qualification under Section 401(a) of the Code) or other contractual obligations existing on the date hereof so long as Fidelity provides advance written notice to National City of such adoption or amendment) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, (ii) (except for normal merit increases to employees in the ordinary course of business consistent with past practice not to exceed the limit set forth in Section 6.5(g) of the National City Disclosure Letter) to increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights), (iii) to promote any officer or employee or change the title of any officer or employee or (iv) to take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          (f) Certain Policies. Fidelity will modify and change its loan, litigation, real estate valuation asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) immediately prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and U.S. GAAP and in a manner that does not violate applicable Law. Any modification or change made or action taken pursuant to this Section 6.2(f) shall not impact (by either increasing or decreasing) the benefits or bonuses to the officers, directors or employees of Fidelity or any Fidelity Subsidiary under the Fidelity Employee Plans. Fidelity's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

          (g) Other Operations. During the period from the date of this Agreement to the Effective Time, Fidelity will not take any action that could (i) materially delay or adversely affect the ability of National City to obtain any approvals of Government Entities required to permit consummation of the Merger or (ii) materially and adversely affect its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          (h) Delivery of Monthly Financial Information. Fidelity shall promptly after (i) the end of each month (and in no event later than twenty (20) days after the last day of such month) deliver to National City an unaudited balance sheet and a statement of income of Fidelity as of and for such month then ended (the "Monthly Financial Information"). The Monthly Financial Information shall be prepared on a basis consistent with the interim Fidelity Financial Statements.

     6.3 Interim Operations of National City. During the period from the date of this Agreement to the Effective Time, without the prior written consent of Fidelity, National City will not take any action that would (a) materially delay or adversely affect the ability of National City to obtain any approvals of Governmental Authorities required to permit consummation of the Merger or (b) materially and adversely affect its ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby.

     6.4 Control of Other Party's Business. Nothing contained in this Agreement shall give National City, directly or indirectly, the right to control or direct the operations of Fidelity or shall give Fidelity, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time. Prior to the Effective Time, each of Fidelity and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

     6.5 Employee Matters.

          (a) Benefit Agreements. National City shall honor, maintain and perform at and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable Law), all of Fidelity's and Fidelity's Subsidiaries' vested obligations under Fidelity Employee Plans. This provision shall not be construed as precluding the merger of a Fidelity Employee Plan into a National City Employee Plan; provided, however, that National City shall have the right to delay the payment, or limit the form of payment of any amount under any Fidelity Employee Plan to the extent National City and Fidelity jointly and, in good faith, determine that such delay or limitation is necessary to avoid adverse tax consequences under Section 409A of the Code and the regulations promulgated thereunder; provided, however, that any delay or limitation in the form of payment shall be no longer than reasonably necessary to avoid such adverse tax consequences and such payment shall be made, to the maximum extent possible, in accordance with the payment election so made, if any, or to give effect to the plan or agreement under which the payment is made.

          (b) Employment of Continuing Employees. To the extent permitted by Law, National City agrees that it will use its reasonable best efforts so that each Person who is an employee of Fidelity or any Fidelity Subsidiary immediately prior to the Effective Time (individually, a "Continuing Employee" and, collectively, the "Continuing Employees") shall be an employee of National City or one of its Subsidiaries as of the Effective Time. After the conversion of the Continuing Employees to National City's welfare plans as contemplated by Section 6.5(d) below, each Continuing Employee, while employed by National City or one of its Subsidiaries, shall continue to receive base pay and benefits under the Eligible Plans that in the aggregate are no less favorable than the benefits under the Eligible Plans enjoyed generally by National City employees working in similar business lines.

          (c) Employment and Change in Control Agreements. National City acknowledges that, and will cause the Surviving Corporation to acknowledge that, the consummation of the Merger shall be considered a "change in control" under the agreements set forth in Section 6.5(c) of the National City Disclosure Letter. The acceleration of the amounts required to be paid under this paragraph shall not be considered compensation, annual compensation or final monthly compensation for purposes of increasing any payment made under any employment, change in control or other severance agreement or any nonqualified deferred compensation plan to which such person is a party.

          (d) Participation in National City Employee Plans. As soon as practicable after the Effective Time, National City and its Subsidiaries shall cause the Continuing

     Employees, while employed by National City or any of its Subsidiaries, to be eligible to participate in the plans listed in Section 6.5(d) of the National City Disclosure Letter (the "Eligible Plans") that similarly situated National City employees participate. In the event that applicable Law or the terms of National City Employee Plans do not permit immediate eligibility for the Continuing Employees for any Eligible Plans, the Continuing Employees shall be eligible to participate in such Eligible Plan as of the earliest eligibility date. Prior to such time as a Continuing Employee becomes eligible to participate in the Eligible Plans, National City covenants that it will sponsor and maintain the Fidelity Employee Plans as listed in Section 6.5(d) of the National City Disclosure Letter to permit the continued participation of Continuing Employees to the extent permitted by contract and Law in the best efforts of National City to avoid a gap in coverage.

          (e) Credit for Service. For purposes of all Eligible Plans covering Continuing Employees or any of their dependents or beneficiaries, National City shall credit or shall cause Surviving Corporation to credit the Continuing Employees with all service with, Fidelity or any Fidelity Subsidiaries for purposes of eligibility and vesting as if such service had been performed for National City, but not for purposes of eligibility, vesting or benefits under National City's retiree welfare benefit plan and the National City Non-Contributory Retirement Plan. Notwithstanding anything herein to the contrary, years of service for Fidelity or any Fidelity Subsidiary shall be counted for benefit accrual purposes under National City's vacation pay plan and National City Severance Benefit Plan to which a Continuing Employee may become subject.

          (f) Severance Upon Termination of Continuing Employee. If a Continuing Employee is terminated without cause at or after the Effective Time by National City or any of its Subsidiaries, (i) on or prior to the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries that would have been paid under the severance benefit plan or program of Fidelity applicable to such Continuing Employee immediately prior to the Effective Time, and (ii) after the first anniversary of the Effective Time, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries in accordance with the National City Severance Benefit Plan for similarly situated employees.

          (g) Additional Agreements. Notwithstanding anything to the contrary in this Agreement, Fidelity and National City shall take all actions necessary to enact the items set forth on Section 6.5(g) of the National City Disclosure Letter, and Section 6.5(g) of the National City Disclosure Letter shall be deemed incorporated into this Section 6.5(g).

          (h) Employee Stock Ownership Plan. Promptly after the execution of this Agreement, Fidelity shall take such action as is necessary in order to seek a favorable determination letter on the termination of Fidelity's employee stock ownership plan ("ESOP") in accordance with the ESOP's provisions. As of or immediately prior to the Effective Time, the ESOP would be terminated in accordance with its provisions and any terminating amendments, and the outstanding balance of the ESOP loan would be repaid with the merger consideration received on shares held in the suspense account (i.e., the account that holds shares purchased with the ESOP loan prior to allocation to participants). Any remaining merger consideration in the ESOP suspense account will be allocated to participants' accounts upon the repayment of the ESOP loan. Promptly upon the latter of (i) the receipt of the favorable determination letter and (ii) the Effective Time, the ESOP account balances shall be distributed to the ESOP participants.

     6.6 Access and Information. Upon reasonable notice, National City and Fidelity shall, and shall cause its respective Subsidiaries to, afford to the other party hereto and its representatives (including, without limitation, directors, officers and employees of such investigating party and its Affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such investigating party may reasonably request; provided, however, that a party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, in the advice of counsel, to result in the loss or impairment of any privilege generally recognized under Law with respect to such information, (ii) would be precluded by any Law or Governmental Order of any Governmental Authority, or
(iii) subject to Section 6.1 above, relates to confidential board deliberations relating to such Party's discussions of this Agreement or an Acquisition Proposal. Any claim by a Party for a breach of representation, warranty, covenant, agreement or obligation of such Party hereunder shall not be affected by any investigation conducted by such Party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. All information contemplated hereby shall be subject to the terms and conditions of the Confidentiality Agreement.

     6.7 Certain Filings, Consents and Arrangements. National City and Fidelity each shall (a) by a date mutually agreeable to the parties, make any required filings and applications required to be filed with Governmental Authorities between the date of this Agreement and the Effective Time, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant Law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and
(c) deliver to the other Party copies of the publicly available portions of all such reports promptly after they are filed.

     6.8 State Takeover Statutes. Fidelity shall take all necessary steps to (i) exempt Fidelity and the Merger from the requirements of any state or federal takeover Law by action of Fidelity's board of directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any state takeover Law.

     6.9 Indemnification.

          (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Fidelity or any Fidelity Subsidiary (the "D&O Indemnitees") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Fidelity, any of the Fidelity Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall assume and honor any obligation Fidelity had immediately prior to the Effective Time with respect to the indemnification of each such D&O Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each D&O Indemnitee to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). National City's obligations under this Section 6.9(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

          (b) National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Fidelity and the Fidelity Subsidiaries, and their respective heirs and assigns (the "Covered Parties") as provided in their respective articles or certificate of incorporation or code of regulations or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

          (c) National City, from and after the Effective Time, shall (i) cause the Persons who served as directors or officers of Fidelity and the Fidelity Subsidiaries on or before the Effective Time to be covered by Fidelity's existing directors' and officers' liability insurance policy or an equivalent "tail" directors and officers liability insurance policy for a period of not less than six (6) years from the Effective Time (provided, that National City may maintain policies that provide at least similar coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the "Insurance Policies"); provided, however, that (i) after the first year of coverage under the Insurance Policies, National City shall not be obligated to make annual premium payments (or the annualized equivalent in premium payments for whatever period may be covered) pursuant to this Section 6.9(c) for the Insurance Policies to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by Fidelity for its current premiums for such insurance (the "Insurance Expense Cap"), and (ii) National City shall use its reasonable best efforts to obtain the Insurance Policies commencing on the Effective Time and, within the Insurance Expense Cap, keep such Insurance Policies in effect until the sixth anniversary of the Effective Time. If National City is unable to obtain such Insurance Policy with the coverage required hereby within the Insurance Expense Cap, then National City shall use the full amount of the Insurance Expense Cap to obtain one or more alternate insurance policies with as much coverage as is commercially obtainable.

          (d) If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or
     (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section 6.9.

          (e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each Indemnitee or director or officer of Fidelity and each Fidelity Subsidiary and their respective heirs, representatives and assigns. National City agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section 6.9. The provisions of this Section 6.9 shall survive the Closing for an indefinite period of time and are in addition to any other rights to which a D&O Indemnitee may be entitled.

     6.10 Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each Party agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals, except Fidelity shall use its best efforts to take or obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Authorities or Persons for the contracts identified on Section 6.10(a) of the National City Disclosure Letter.

     (b) Each Party covenants, for itself and its Affiliates, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on National City or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the Parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

     (c) Notwithstanding anything to the contrary in this Agreement, Fidelity and National City shall take all actions necessary to enact the items set forth on Section 6.10(c) of the National City Disclosure Letter, and Section 6.10(c) of the National City Disclosure Letter shall be deemed incorporated into this
Section 6.10(c).

     6.11 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Fidelity and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby, including, any statements or announcements to employees or customers of Fidelity, and in making any filings with any Governmental Authority or with any national securities exchange with respect thereto.

     6.12 Registration Statement. National City shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following receipt of final comments from the Staff of the Commission on the Proxy Statement (or advice that such Staff will not review such filing) and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. National City shall also take any action required to be taken under state blue sky or securities Laws in connection with the issuance of the National City Common Stock pursuant to the Merger, and Fidelity shall promptly furnish National City all information concerning Fidelity and the holders of its capital stock and shall take any action as National City may reasonably request in connection with any such action.

     6.13 Proxy Statement. As soon as practicable after the date hereof, Fidelity shall prepare the Proxy Statement. Promptly after the Registration Statement becomes effective, Fidelity shall mail the Proxy Statement to all holders of shares of Fidelity Common Stock. National City and Fidelity shall reasonably cooperate with each other in the preparation of the Registration Statement.

     6.14 Stock Exchange Listings. National City shall assure that the National City Common Stock to be issued pursuant to the Merger is properly listed on the New York Stock Exchange.

     6.15 Stockholders' Meeting. Fidelity shall take all action necessary, in accordance with applicable Law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of Fidelity Common Stock (the "Fidelity Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Unless the board of directors of Fidelity shall have determined in good faith, after consultation with outside legal counsel, that making such a recommendation would cause the board of directors of Fidelity to violate its fiduciary duty under applicable Law, the board of directors of Fidelity shall recommend that the holders of Fidelity Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Fidelity Meeting.

     6.16 Tax-Free Reorganization Treatment. Neither National City nor Fidelity shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     6.17 Section 16. National City and Fidelity agree that, in order to most effectively compensate and retain Fidelity Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Fidelity Insiders not be subject to a risk of liability under
Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Fidelity Common Stock and Unexercised Options into Merger Consideration, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. "Fidelity Insiders" shall mean those officers and directors of

Fidelity who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Fidelity shall, reasonably promptly following the date hereof, provide to National City a list of (a) the Fidelity Insiders, (b) the number of shares of National City Common Stock expected to be received pursuant to the Merger, as appropriate, by each Fidelity Insider at the Effective Time on account of shares of Fidelity Common Stock thereon, reasonably expected to be held by such Fidelity Insider immediately prior to the Effective Time and (c) a description of the material terms of such Unexercised Options. Prior to the Effective Time, (x) Fidelity's board of directors shall take such actions consistent with the Commission's interpretive guidance to approve the disposition of shares of Fidelity Common Stock and Unexercised Options thereon, by each Fidelity Insider for purposes of Rule 16b-3(e) such that the deemed "sale" of such shares of Fidelity Common Stock and Fidelity Options thereon by such Persons pursuant to the Merger shall be exempt from liability pursuant to
Section 16(b) of the Exchange Act, and (y) the National City board of directors shall take such action consistent with the Commission's interpretive guidance to approve the acquisition of shares of National City Common Stock by each director and officer of National City for purposes of Rule 16b-3(d) under the Exchange Act such that the deemed "purchase" of such shares of National City Common Stock, by such Persons pursuant to the Merger shall be exempt from liability pursuant to Section 16(b) of the Exchange Act.

     6.18 Title Examinations. As soon as practicable but in no event later than October 31, 2006, Fidelity shall cause, at its sole cost and expense, a title company, mutually acceptable to National City and Fidelity, to deliver title examinations for each Owned Real Property.

                              VII. CLOSING MATTERS

     7.1 The Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Article VII below, the closing (the "Closing") shall occur at such location mutually agreeable to the Parties and on a date (the "Closing Date") which is seven (7) Business Days after the latest of:

          (a) January 5, 2007;

          (b) the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Authorities; and

          (c) the date the required approvals of Fidelity's stockholders have been obtained,

or such other date to which the Parties agree in writing. If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Authorities to effect the Closing.

     7.2 Documents and Certificates. National City and Fidelity shall use their respective reasonable best efforts, on or prior to Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on the advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

                                VIII. CONDITIONS

     8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Merger shall have been approved and adopted by the requisite vote of the holders of shares of Fidelity Common Stock.

          (b) The shares of National City Common Stock issuable in the Merger shall have been authorized for listing on the New York Stock Exchange.

          (c) All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain of which would not have a Material Adverse Effect to, National City and National City's Subsidiaries taken as a whole or Fidelity and Fidelity Subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no Consent shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

          (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect; provided, however, that prior to June 30, 2007, the fact that a stop order has been issued and remains in effect shall not be the sole basis for termination of this Agreement by a Party pursuant to Sections 9.1(d) or 9.1(e) of this Agreement so long as the other party is taking, or cooperating in taking, all commercially reasonable actions to obtain the lifting of such stop order.

          (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect; provided, however, that prior to the earlier of (i) June 30, 2007 or (ii) the time at which such injunction or order becomes final and non-appealable, the entry of any such injunction or order shall not be the sole basis for termination of this Agreement by a Party pursuant to Section 9.1(d) of this Agreement so long as the other Party is taking, or cooperating in taking, all commercially reasonable actions to cause such injunction or order to be appealed, vacated, lifted or otherwise modified to permit the Merger to become effective.

          (f) Jones Day ("Jones Day") shall have delivered to Fidelity and National City, respectively, their opinion, dated the day of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of

     Section 368(a) of the Code and that, accordingly: (i) no gain or loss will be recognized by National City or Fidelity as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of Fidelity who exchange their shares of Fidelity Common Stock solely for shares of National City Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in shares of National City Common Stock); (iii) the tax basis of the shares of National City Common Stock received by stockholders who exchange all of their shares of Fidelity Common Stock solely for shares of National City Common Stock in the Merger will be the same as the tax basis of the shares of Fidelity Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and
     (iv) the holding period of the shares of National City Common Stock received in the Merger will include the period during which the shares of Fidelity Common Stock surrendered in exchange therefor were held, provided such shares of Fidelity Common Stock were held as capital assets at the Effective Time. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fidelity, National City, and others.

     8.2 Conditions to Obligation of Fidelity to Effect the Merger. The obligation of Fidelity to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

          (a) National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of National City contained in this Agreement shall be true and correct when made and shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times.

          (c) National City shall have furnished Fidelity a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the Knowledge of National City, the conditions set forth in Subsections 8.2(a) and 8.2(b) above have been satisfied.

     8.3 Conditions to Obligation of National City to Effect the Merger. The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the additional following conditions:

          (a) Fidelity shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          (b) The representations and warranties of Fidelity contained in this Agreement shall be true and correct when made and shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times.

          (c) Fidelity shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Fidelity that, to the Knowledge of Fidelity, the conditions set forth in Subsections 8.3(a) and 8.3(b) above have been satisfied.

                                 IX. TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement by the stockholders of Fidelity:

          (a) by mutual written consent of the board of directors of National City and the board of directors of Fidelity;

          (b) by National City or Fidelity if the Merger shall not have been consummated on or before June 30, 2007 and such terminating party is not in material breach hereof;

          (c) by National City or Fidelity if the condition specified in Section 8.1(a) has not been met.

          (d) by National City or Fidelity if any of the conditions specified in Sections 8.1(b), (c), (d) or (e) have not been met or waived by Fidelity and National City at such time as such condition can no longer be satisfied;

          (e) by National City or Fidelity if the condition specified in Section 8.1(f) has not been met or waived by National City and Fidelity, and an equivalent opinion from a nationally recognized law firm reasonably acceptable to the Parties within thirty (30) days of being notified that Jones Day is unwilling or unable to provide the opinion set for in Section 8.1(f);

          (f) by Fidelity (i) if any condition specified in Sections 8.2 (b) or
     (c) above has not been met or waived by Fidelity at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.2(a) has not been met or waived by Fidelity, but in connection with this clause (ii) only after Fidelity has furnished written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007;

          (g) by National City (i) if any condition specified in Sections 8.3
     (b) or (c) above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied or (ii) if the condition specified in Section 8.3(a) has not been met or waived by National City, but in connection with this clause (ii) only after National City has furnished written notice to Fidelity of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007;

          (h) by National City or Fidelity if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any final and non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

          (i) by National City if the Fidelity Meeting shall not have been convened by the later of (A) November 30, 2006 or (B) sixty-five (65) days after the Registration Statement becomes effective;

          (j) by National City, if after recommending that the stockholders of Fidelity approve and adopt this Agreement, the board of directors of Fidelity shall have withdrawn, modified or amended such recommendation in any manner adverse to National City, except for a withdrawal, modification or amendment following (i) a breach of a representation or warranty of National City contained in this Agreement, (ii) a failure of National City to perform in all material respects its covenants contained in this Agreement, but only after Fidelity has furnished National City written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007, or (iii) a Material Adverse Effect occurring with respect to National City;

          (k) by National City if the board of directors of Fidelity does not publicly recommend in the Proxy Statement that Fidelity's stockholders approve and adopt the Agreement, except for the failure to make a recommendation following (i) a breach of a representation or warranty of National City contained in this Agreement, (ii) a failure of National City to perform in all material respects its covenants contained in this Agreement, but only after Fidelity has furnished National City written notice to National City of its failure to perform and such failure has not been cured or waived by the earlier of thirty (30) days after the date of such notice or June 30, 2007, or (iii) a Material Adverse Effect occurring with respect to National City;

          (l) by National City if the board of directors of Fidelity shall have recommended to the stockholders of Fidelity an Acquisition Transaction with a third party or shall have resolved to do so or shall have entered into any agreement for the consummation of an Acquisition Transaction with a third party;

          (m) by National City if a tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty-five percent (25%) or more of any class of equity securities of Fidelity is commenced, and the board of directors of Fidelity fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that Fidelity or any of the other Persons described in Section 6.1 has taken any of the actions set forth in Section
     6.1 in compliance with the terms of Section 6.1, together with a statement that the board of directors of Fidelity continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation of this Agreement;

          (n) by National City, if Fidelity shall have suffered a Material Adverse Effect that cannot be cured within thirty (30) days the occurrence of the action or event that gave rise to Material Adverse Effect, and National City is not the cause of the Material Adverse Effect; or

          (o) by Fidelity, if National City shall have suffered a Material Adverse Effect that cannot be cured within thirty (30) days the occurrence of the action or event that gave rise to Material Adverse Effect, and Fidelity is not the cause of the Material Adverse Effect.

     9.2 Effect of Termination.

     (a) In the event of termination of this Agreement by any Party as provided in Section 9.1 above, this Agreement shall forthwith become void and there shall be no liability on the party of either Party except (i) as set forth in this
Section 9.2, all of Sections 10.1 and 10.4, and the last sentence of Section 6.6, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

     (b) In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the Parties hereto agree that Fidelity shall pay to National City a termination fee of $31 million (the "National City Termination Fee") in the manner set forth below, if this Agreement is terminated:

          (A) Each of (1) pursuant to (I) Sections 9.1(g) or (i) above or (II) pursuant to Sections 9.1(d) (solely with respect to Section 8.1 (e)) or (h) as a result of any third Person or its Affiliate having initiated or instigated any such proceedings and if such third Person or its Affiliate announces its intent to engage in a bona fide Acquisition Transaction as determined by the board of directors of Fidelity in good faith, after consultation with outside legal counsel and financial consultants, and (2) if within eighteen (18) months following the effective date of termination described in Section 9.2 (b)(A)(1), Fidelity or any Fidelity Subsidiary enters into any agreement, contract, letter of intent or understanding with a third Person relating to any direct or indirect acquisition or purchase by such Person of Fidelity, any Fidelity Subsidiary or any business line of Fidelity or any equity securities of Fidelity or of any Fidelity Subsidiary, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of Fidelity or any Fidelity Subsidiary, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Fidelity or any Fidelity Subsidiary; or

          (B) pursuant to Section 9.1(j), (k), (l) or (m).


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

     (c) If the Merger is consummated, all costs and expenses incurred by the Parties in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

     (d) Nothing contained in Section 9.2(b) shall constitute or shall be deemed to constitute liquidated damages for the willful breach by Fidelity of the terms of this Agreement.

                                X. MISCELLANEOUS

     10.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 9.1, as the case may be; provided, however, that if the Merger is consummated, Sections 2.6, 3.1 3.2, 6.5, 6.9 and 6.16 hereof will survive the Effective Time to the extent contemplated by such Sections; provided, further, that all of this Section 10.1, the last sentence of Section 6.6 and all of Sections 9.1, 9.2 and 10.4 will in all events survive any termination of this Agreement.

     10.2 Waiver and Amendment. Subject to applicable provisions of the DGCL, any provision of this Agreement may be waived at any time by the Party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder approval. No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 10.2 and is signed by the Party or Parties sought to be bound thereby.

     10.3 Entire Agreement. This Agreement, the Confidentiality Agreement and Disclosure Letters contain the entire agreement between National City and Fidelity with respect to the Merger and the other transactions contemplated hereby, and supersede all prior agreements between the Parties with respect to such matters.

     10.4 Applicable Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware. National City and Fidelity consent to personal jurisdiction in any action brought in any federal or state court within the city of Cleveland, Ohio, having subject matter jurisdiction in the matter for purposes of any action arising out of this Agreement.

     10.5 Notices. All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:


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

     If to Fidelity to:

          Fidelity Bankshares, Inc.
          205 Datura Street
          West Palm Beach, Florida 33401
          Attention: Vince A. Elhilow
          Chairman, President and Chief Executive Officer
          Fax No. (561) 803-9985

     With copies to:

          Luse Gorman Pomerenk & Schick, P.C.
          5335 Wisconsin Avenue, NW
          Suite 400
          Washington, DC 20015
          Attention: Eric Luse, Esq. and Alan Schick, Esq.
          Fax No. (202) 362-2902

     If to National City to:

          National City Corporation
          P. O. Box 5756
          Cleveland, Ohio 44101-0756
          Attention: Chairman of the Board
          Fax No. (216) 222-2336

     With a copy to:

          National City Corporation
          Law Department
          P. O. Box 5756
          Cleveland, Ohio 44101-0756
          Attention: General Counsel
          Fax No. (216) 222-2336

or to such other address as a Party may have furnished to the other Party in writing in accordance with this Section 10.5.

     10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     10.7 Parties in Interest; Assignment. Except for Section 3.5 above (which is intended to be for the benefit of the holders of Unexercised Options under the Fidelity Option Plan to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons) and Sections 6.5 and 6.9 hereof (which is intended to be for the benefit of directors, officers or employees to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons), this Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Except as herein expressly provided, without the prior written consent of the other Party, neither National City nor Fidelity shall assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other Party shall be null and void.

     10.8 Expenses. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     10.9 Severability. If any term or other provision of this Agreement is determined by judicial order or bank regulatory authority to be invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     10.10 Update and Supplement to Disclosure Letters. Fidelity and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article IV hereof in the case of National City and Article V hereof in the case of Fidelity which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, and (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 8.3 in the case of National City, and Section 8.2 hereof in the case of Fidelity shall have been satisfied, and (iii) this Section 10.10 shall not relieve any party of its obligations under any covenant set forth herein.

     10.11 Enforcement of the Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                [Remainder of this page left intentionally blank]


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

                   AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

                                        FIDELITY BANKSHARES, INC. ("Fidelity")


                                        By: /s/ Vince E. Elhilow
                                            ------------------------------------
                                            Vince E. Elhilow
                                            Chairman, President and Chief
                                            Executive Officer


                                        NATIONAL CITY CORPORATION ("National
                                        City")


                                        By: /s/ Jeffrey D. Kelly
                                            ------------------------------------
                                            Jeffrey D. Kelly
                                            Vice Chairman and Chief Financial
                                            Officer